Schedule 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Check the appropriate box:
[ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of
					 the Commission Only (as
					 permitted by Rule 14a-6(e) (2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

Evergreen Bancorp, Inc.
------------------------------------------------
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11 (c) (1) (ii), 14a-6(i) (1), or 14a-6(i)
    (2) or Item 22(a) (2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i) (3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

Common Stock, par value $3 1/3 per share
----------------------------------------

NOTE:  Other items called for by Schedule 14A are inapplicable.

March 18, 1996

TO THE STOCKHOLDERS OF
EVERGREEN BANCORP, INC.:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Evergreen Bancorp, Inc. ("Evergreen") which will be held in the Adirondack Room of the Queensbury Hotel, located at 88 Ridge Street, in Glens Falls, New York, 12801, on April 16, 1996, at 10:00 a.m., local time.

ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE 1996 ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

If you have any questions about the enclosed Proxy Statement or the 1995 Annual Report, please let us hear from you.

Sincerely,

George W. Dougan
Chairman, President and
Chief Executive Officer

EVERGREEN BANCORP, INC.
237 Glen Street, Glens Falls, New York 12801
518-792-1151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on April 16, 1996

NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Evergreen Bancorp, Inc. ("Evergreen") will be held in the Adirondack Room of the Queensbury Hotel, located at 88 Ridge Street, in Glens Falls, New York 12801, on April 16, 1996, at 10:00 a.m., local time (the "1996 Annual Meeting"), for the following purposes:

1. Elect Directors. To consider and vote upon the election of six (6) directors to serve until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

2. Other Business. To transact such other business as may come properly before the 1996 Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 4, 1996, are entitled to receive notice of and to vote at the 1996 Annual Meeting or any adjournment thereof. If you attend the 1996 Annual Meeting, you may vote your shares in person if you wish, even if you previously have returned your proxy. The Proxy may be revoked by the person who executed it by filing with the Secretary of Evergreen an instrument of revocation or a duly executed Proxy bearing a later date, or by voting in person at the 1996 Annual Meeting.

By Order of the Board of Directors

Kathleen Martinez
Secretary

March 18, 1996

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE 1996 ANNUAL MEETING.

EVERGREEN BANCORP, INC.
237 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 1996

INTRODUCTION

General

This Proxy Statement is being furnished to the stockholders of Evergreen Bancorp, Inc. a Delaware corporation ("Evergreen"), in connection with the solicitation of Proxies by the Board of Directors of Evergreen from holders of the outstanding shares of the common stock, par value $3.33 per share ("Evergreen Common Stock"), of Evergreen, for use at the Annual Meeting of Stockholders of Evergreen to be held on April 16, 1996, or any adjournment thereof (the "1996 Annual Meeting"). The 1996 Annual Meeting is being held to consider and vote:

(1) For the election of six (6) directors to serve until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

(2) such other business as may come properly before the 1996 Annual Meeting.

The principal executive offices of Evergreen are located at 237 Glen Street, Glens Falls, New York 12801. The telephone number of Evergreen at such offices is (518) 792-1151.

This Proxy Statement is dated March 18, 1996, and is first being mailed to the stockholders of Evergreen on or about March 18, 1996.

Record Date, Solicitation, and Revocability of Proxies

The Board of Directors of Evergreen has fixed the close of business on March 4, 1996, as the record date for the determination of the Evergreen stockholders entitled to receive notice of and to vote at the 1996 Annual Meeting. Accordingly, only holders of record of shares of Evergreen Common Stock at the close of business on such date will be entitled to vote at the 1996 Annual Meeting. At the close of business on the record date, there were 4,637,714 shares of Evergreen Common Stock issued and outstanding and held by approximately 1,499 stockholders of record. For information with respect to any stockholders who own or are deemed to own more than 5% of the outstanding Evergreen Common Stock, see "Background and Equity Ownership of Directors and Officers". Shares of Evergreen Common Stock represented by a properly executed Proxy, if such Proxy is received in time and not revoked, will be voted at the 1996 Annual Meeting in accordance with the instructions indicated in such Proxy.

Holders of Evergreen Common Stock are entitled to one vote on each matter considered and voted upon at the 1996 Annual Meeting for each share of Evergreen Common Stock held of record at the close of business on March 4, 1996. To hold a vote on any proposal or other matter, a quorum must be assembled, which is a majority of the Evergreen Common Stock issued and outstanding, present in person or represented by Proxy. In determining whether a quorum exists at the 1996 Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including those to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes will be counted. Provided that a quorum is present, the vote required for the election of directors is a plurality of the votes of the shares of Evergreen Common Stock present in person or represented by Proxy at the 1996 Annual Meeting and entitled to vote. Consequently, with respect to the proposal for the election of directors, abstentions and broker non-votes will not be counted as part of the base number of votes to be used in determining if a nominee has received the requisite number of votes. Thus, for the election of directors, an abstention or broker non-vote will have no effect. With respect to any other matter that might be, but is not expected to be, voted on at the 1996 Annual Meeting, the required vote for approval is a majority of the shares of Evergreen Common Stock represented and entitled to vote at the 1996 Annual Meeting. Consequently, with respect to any such matters, abstentions will be counted as part of the base number of votes to be used in determining if such matter has received the requisite number of base votes for approval, but broker non-votes will not be counted in such base for such matters. Thus, an abstention will have the same effect as a vote "against" such matter, while a broker non-vote will have no effect.

A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the 1996 Annual Meeting by either: (i) giving written notice of revocation to the Secretary of Evergreen, (ii) properly submitting to Evergreen a duly executed Proxy bearing a later date; or (iii) voting in person at the 1996 Annual Meeting. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Evergreen Bancorp, Inc., 237 Glen Street, Glens Falls, New York 12801, Attention: Kathleen Martinez, Secretary.

The 1995 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1995, either has been mailed to stockholders previously or accompanies this Proxy Statement.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

The Bylaws of Evergreen currently provide that the Board of Directors will consist of at least five and no more than 25 members, and that the total number of directors may be fixed by resolution of the Board of Directors. However, the total number of directors may not be increased by more than two between any two successive annual meetings of stockholders. The Board has currently established the number of directors at 16. Further, the Certificate of Incorporation provides that the Board of Directors will be divided into three classes, as nearly equal as possible, with each class serving a three-year term, and one class elected annually.

The terms of six of the members of the Board expire at the 1996 Annual Meeting. The 1996 Annual Meeting is being held to elect six directors of Evergreen to serve three-year terms of office. Accordingly, those six members are standing for reelection to serve three-year terms expiring at the 1999 Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

All shares represented by valid Proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as Proxies will cast votes for the remaining nominees and for such other persons as they may select.

The affirmative vote of the holders of a plurality of the shares of Evergreen Common Stock represented and entitled to vote at the 1996 Annual Meeting, at which a quorum is present, is required for the election of the directors listed below.

As a result of reaching the mandatory retirement age, Mr. Dean V. Chandler, Mr. Henry J.W. Vanderminden III, and Mr. Samuel P. Hoopes are retiring from the Board of Directors, effective as of the 1996 Annual Meeting. All three directors are in the class of directors whose terms expire at the 1997 meeting. The Board of Directors does not currently intend to fill such vacancies, but may do so in the future.

THE SIX NOMINEES LISTED BELOW HAVE BEEN RECOMMENDED TO THE EVERGREEN BOARD OF DIRECTORS BY THE HUMAN RESOURCES AND NOMINATING COMMITTEE THEREOF. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THOSE NOMINEES TO SERVE AS DIRECTORS.

The following table sets forth certain information with respect to each nominee or director continuing in office of Evergreen, and for executive officers of Evergreen or its principal bank subsidiary, Evergreen Bank, N.A., including the number of shares of Evergreen Common Stock beneficially owned by each such person on December 31, 1995.

Based on all available information as of December 31, 1995, no holder of record of Evergreen Common Stock has filed with Evergreen a copy of a
Schedule 13D or Schedule 13G indicating beneficial ownership of 5% or more of the outstanding of Evergreen Common Stock.


Background and Equity Ownership
of Directors and Executive Officers


                                                                                        Number and
                                                                                       Percentage of
Name, Age, and Year                                                                Shares of Evergreen
First Elected a                                                                        Common Stock
Director or Executive Officer              Background Information                  Beneficially Owned <F1>

NOMINEES FOR ELECTION AS A DIRECTOR
For Term Expiring 1999 Annual Meeting


John W. Bishop             Retired; self-employed construction consultant from 1991      15,393
Age: 68                    to present.                                                     <F8>
Elected to Board: 1980

Michael D. Ginsburg        President, Broad Street Carwash, Inc., retail; Partner,      116,679 <F2>
Age: 58                    M & R Ginsburg Partners.                                       (2.5%)
Elected to Board: 1980
and 1994

Robert F. Flacke           President of Fort William Henry Corporation, a                 6,979 <F3>
Age: 63                    hotel operation, since 1960.                                    <F8>
Elected to Board: 1980

Joan M. Mannix             Real Estate Developer; former President and Owner             17,319 <F4>
Age: 57                    of Kubricky Construction Corporation, heavy construction,       <F8>
Elected to Board: 1980     from 1980 to 1983; and Ridge Enterprises, Inc.,
                           a real estate company, from 1985 to 1995.

Anthony J. Mashuta         President, Cool Insuring Agency, Inc., Insurance Services,     2,977
Age: 39                    since 1992; Senior Vice President from 1986 to 1992.            <F8>
Elected to Board: 1995

Paul W. Tomlinson          Retired; President of Salem Farm Supply, Inc.,                64,403
Age: 63                    a privately-held farm equipment and sales company,             (1.4%)
Elected to Board: 1982     from 1954 to 1988.



MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
Term Expiring 1997 Annual Meeting



Carl R. DeSantis, Sr.      Vice Chairman of the Board of Evergreen since 1993;           9,571 <F5>
Age: 69                    Vice Chairman and director of Franchise Associates, Inc.,      <F8>
Elected to Board: 1980     a privately-held restaurant operation, since 1986.

Phillip H. Morse           Retired; Chairman of NAMIC U.S.A. Corporation and            13,692
Age: 54                    NAMIC International, Inc., specialty medical devices           <F8>
Elected to Board: 1982     manufacturing companies, from 1969 to 1995.



                                                                                        Number and
                                                                                       Percentage of
Name, Age, and Year                                                                Shares of Evergreen
First Elected a                                                                        Common Stock
Director or Executive Officer              Background Information                  Beneficially Owned <F1>

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
Term Expiring 1998 Annual Meeting



George W. Dougan           President and Chief Executive Officer of Evergreen since     71,513
Age: 56                    March 7, 1994 and Chairman of the Board since May             (1.5%)
Elected to Board: 1994     19, 1994; Chairman of the Board, Bank of Boston, Florida
                           Division, from 1992 to 1994; and Senior Vice President,
                           Bank of Boston from 1988 to 1992.

William E. Philion         Retired; President and Chief Executive Officer of Glens       6,370
Age: 69                    Falls Hospital from 1971 to 1989.                              <F8>
Elected to Board: 1980

Alan R. Rhodes             Attorney with Bartlett, Pontiff, Stewart & Rhodes,           19,947 <F6>
Age: 58                    P.C., a law firm, and its predecessors, since 1963.            <F8>
Elected to Board: 1980

Floyd H. Rourke            Retired; Chairman of the Board and President of Sandy        71,321
Age: 67                    Hill Corp., a privately-held paper machinery                  (1.5%)
Elected to Board: 1980     manufacturing company, from 1979 to 1992.

Walter Urda                Steel Systems Technology Limited, construction consultant     1,315
Age: 68                    since 1996; President of Irontech Industries, Inc.,            <F8>
Elected to Board: 1989     a construction company, from 1990 to 1995.





Executive Officers

Thomas C. Crowley          Executive Vice President, Chief Credit Officer of             11,246
Age: 49                    Evergreen Bancorp, Inc. and Evergreen Bank, N.A.                <F8>
Appointed
Executive Officer: 1994

Anthony J. Koenig          Executive Vice President, Chief Administrative Officer of     22,671
Age: 57                    Evergreen Bancorp, Inc. and Evergreen Bank, N.A.                <F8>
Appointed
Executive Officer: 1986

Michael P. Brassel         Regional President, Evergreen Bank, N.A.                      26,042
Age: 54                                                                                    <F8>
Appointed
Executive Officer: 1987

John M. Fullerton          Executive Vice President, Evergreen Bank, N.A.                13,454
Age: 47                                                                                    <F8>
Appointed
Executive Officer: 1992

All Executive Officers                                                                  505,900 <F7>
and Directors as a   (10.9%)
group (20 persons)


Footnotes to information as to Directors and Officers

<F1> Information relating to beneficial ownership of Evergreen Common
Stock by directors is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possessed sole voting and investment power with respect to all shares of Evergreen Common Stock set forth opposite their names.

<F2> Includes 8,849 shares held by Mr. Ginsburg as custodian for his daughter and grandchildren, and 45,909 shares for which he as Power of Attorney.

<F3> Includes 1,636 shares held by Mr. Flacke's wife.

<F4> Includes 3,382 shares held by Ms. Mannix' husband.

<F5> Includes 81 shares held by Mr. DeSantis' wife.

<F6> Includes 4,959 shares held by Mr. Rhodes' wife.

<F7> Included in the shares listed as "beneficially owned" are the following shares which the persons listed have the right to acquire within sixty days pursuant to stock options: (a) under the 1995 Directors Stock Option Plan -- Mr. Bishop (200), Mr. Ginsburg (200), Mr. Flacke (200), Mrs. Mannix (200), Mr. Mashuta (200), Mr. Tomlinson (200), Mr. DeSantis (200), Mr. Morse (200), Mr. Philion (200), Mr. Rhodes (200), Mr. Rourke (200), and Mr. Urda (200);
(b) under the employee stock option plans -- Mr. Dougan (45,000), Mr. Crowley (10,750), Mr. Brassell (14,100), Mr. Koenig (17,950) and Mr. Fullerton (12,200); and (c) under all stock option plans -- All directors and executive officers as a group (120,250).

<F8> Represents less than 1%.


Information About the Board of Directors and Its Committees

The Board of Directors of Evergreen held 13 meetings during 1995. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and all committees of the Board on which they served during 1995.

Evergreen's Board of Directors presently has three principal committees: the Human Resources and Nominating Committee; the Executive Committee; and the Audit Committee. Information regarding the functions of those committees, their membership, and the number of meetings held during 1995 follows.

The Human Resources and Nominating Committee reviews all of Evergreen's benefit plans on a regular basis and makes recommendations and regular reports thereon to the Board of Directors. Additionally the Committee recommends nominees for election as directors. The Human Resources and Nominating Committee must deliver written nominations to the Secretary, and each nomination must include a statement of the experience and the background of the nominee. Any nominations for directors by stockholders will be taken under advisement by the Board. The Human Resources and Nominating Committee met 6 times during 1995. Its current members are Messrs. Flacke (Chairman), Chandler, Dougan, Hoopes, Philion, and Urda.

The Executive Committee acts on behalf of the full board between Board meetings, within legal limitations, advises management on significant strategic, regulatory or policy matters, oversees asset, liability, and investment management, and advises on issues not in the purview of other Board Committees. During 1995 the Executive Committee held 11 meetings. The members of the Executive Committee are Messrs. Philion (Chairman), DeSantis, Dougan, Flacke, Morse, Rhodes, and Ms. Mannix.

The Audit Committee annually recommends to the Board of Directors the firm to be engaged as independent accountants of Evergreen for the next year; reviews the plan for the audit engagement, results of internal auditing, and reports of regulatory authorities; generally reviews financial reporting procedures; and periodically reports to the Board. During 1995 the Audit Committee held 8 meetings. The members of the Audit Committee are Ms. Mannix (Chairperson) and Messrs. Chandler, Hoopes, Rourke, and Urda.

Director Compensation

Cash Remuneration. The non-employee directors of Evergreen receive for their services as directors an annual retainer fee of $4,000. In addition, non-employee directors of Evergreen receive $500 for attendance at each Board meeting and $200 for attendance at each committee meeting with the exception of the Executive Committee, for which they are paid $250. The Chairperson of the Audit Committee is paid a $2,500 retainer fee annually, in addition to other fees. Non-employee directors are also compensated for committee meetings of the subsidiary bank. No additional remuneration is received by any director for special assignment. A total of $216,350 was paid during 1995 to the non-employee directors of Evergreen for all services rendered.

Director Stock Option Plan. Each outside Director is entitled to participate in the Company's 1995 Directors Stock Option Plan (the "Director Stock Option Plan"). A total of 30,000 shares of the Common Stock are reserved for issuance pursuant to non-qualified stock options (the "Director Options") issued under such plan, and Director Options covering 3,000 shares of Common Stock were granted in 1995. Stock options issuable under the Director Stock Option Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. An annual grant of 200 Director Options is made to each eligible non-employee director following the Annual Meeting of Stockholders, on the next NASDAQ National Market System trading day. All Director Options vest one year from the date of grant.

The Director Stock Option Plan is administered by the Executive Vice President and Chief Administrative Officer of the Company, who is authorized to interpret the Director Stock Option Plan but has no discretion with respect to the selection of directors who receive Director Options, the number of shares subject to the Director Stock Option Plan or to each grant thereunder, or the purchase price for shares subject to Director Option. The administrator has no authority to materially increase the benefits under the Director Stock Option Plan.

Executive Compensation and Benefits

The Summary Compensation Table set forth below contains certain information concerning compensation for the named executive officers of Evergreen for the periods indicated. No information is provided in the following Summary Compensation Table for 1994, 1993, or both, as the case may be, with respect to any named executive officer who did not serve as an executive officer at any time during either or both years.


SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                       ANNUAL                        COMPENSATION
                                       COMPENSATION<F1>              AWARDS


(a)                          (b)       (c)            (d)            (e)                (f)            (g)
                                                                     Restricted         Securities     All
                                                                     Stock              Underlying     Other
                                       Salary         Bonus          Award(s)<F2>       Options/       Compensation<F3>
Name                         Year      ($)            ($)            ($)                SARs (#)       ($)


George W. Dougan             1995      296,923        114,375             0                  0          8,429
CEO
                             1994      222,115         55,000        80,600             45,000         79,482

                             1993           --             --            --                 --             --

Thomas C. Crowley            1995      134,750         42,656             0                  0          4,450
EVP
                             1994       87,500         19,500             0             10,750         25,167

                             1993           --             --            --                 --             --

Anthony J. Koenig            1995      119,202         37,734             0                  0          7,979
EVP
                             1994      115,000         23,000             0             10,750         28,768

                             1993      107,525              0             0                  0          6,989

Michael P. Brassel           1995      120,500         30,125             0                  0          7,294
Regional President
                             1994      120,500         19,280             0              6,000         22,787

                             1993      120,500              0             0                  0          5,445

John M. Fullerton            1995      113,215         28,600             0                  0          7,736
EVP
                             1994      110,000         17,600             0              6,000          7,423

                             1993       94,692         10,196             0                  0          7,100

Frederick M. Fink <F4>     1995      109,622                0             0                  0            867
Former Executive Vice
President and CFO            1994      115,000         23,000             0             10,750          6,139

                             1993       93,712              0             0                  0            133


<F1> The named executive officers did not receive any perquisites nor other personal benefits in which the aggregate amount of such compensation exceeded $50,000 or 10% of the total of his annual salary and bonus.

<F2> The amount in this column represents the dollar value at the date of award of restricted stock awards calculated using the closing sale price of Evergreen Common Stock on the date of grant.

<F3> The compensation reported in this column is composed of the following amounts: amounts allocated to accounts in the 401(k) Plan, as an employer matching contribution, Mr. Dougan $2,310, Mr. Crowley $1,194, Mr. Koenig $2,133, Mr. Brassel $2,097, Mr. Fullerton $2,289, and Mr. Fink $0; amounts allocated to accounts in the Stock Purchase Plan, as an employer matching contribution, Mr. Dougan $867, Mr. Crowley $867, Mr. Koenig $867, Mr. Brassel $303, Mr. Fullerton $867, and Mr. Fink $867; amounts allocated to accounts in the Employee Stock Ownership Plan (ESOP), as an employer contribution, Mr. Dougan $5,252, Mr. Crowley $2,389, Mr. Koenig $4,979, Mr. Brassel $4,894, Mr. Fullerton $4,580, and Mr. Fink $0.

<F4> Mr. Fink resigned his position at Evergreen effective November 17,
1995.


Option/SAR Grants in Last Fiscal Year

During fiscal year 1995 there were no Stock Options granted to the individuals named in the Summary Compensation Table.


Aggregate Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Options/SAR Values

The following table shows stock option exercises by the individuals named in the Summary Compensation Table. In addition, this table includes the number of shares covered by both exercisable and unexercisable options as of December 31, 1995. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of Evergreen Common Stock.

(a)                          (b)                (c)             (d)                   (e)
                                                                Number of
                                                                Securities            Value of
                                                                Underlying            Unexercised
                                                                Unexercised           In-the-Money
                                                                Options/SARs          Options/SARs
                                                                at FY-End (#)         at FY-End ($)
                             Shares
                             Acquired           Value           Exercisable/          Exercisable/
Name                         on Exercise (#)    Realized ($)    Unexercisable         Unexercisable


George W. Dougan             0                  0               45,000/0              320,850/0

Thomas C. Crowley            0                  0               10,750/0               96,750/0

Anthony J. Koenig            0                  0               17,950/0              171,366/0

Michael P. Brassel           0                  0               14,100/0              135,941/0

John M. Fullerton            0                  0               12,200/0              117,716/0

Frederick M. Fink <F1>     10,750             92,719               0/0                    0/0


<F1> Mr. Fink resigned his position at Evergreen effective November 17, 1995.


Employment Agreement. In connection with the employment of George W. Dougan as Evergreen's Chairman, President, and Chief Executive Officer, Evergreen and Mr. Dougan entered into an employment agreement, dated as of February 7, 1994 (the "Employment Agreement"), providing for the employment of Mr. Dougan as President and Chief Executive Officer of Evergreen for a term commencing on March 7, 1994, and continuing until February 28, 1997, unless earlier terminated in accordance with the terms of the Employment Agreement. Under the Employment Agreement, Mr. Dougan will be paid an annual base salary of not less than $275,000, to be reviewed from year-to-year by the Board of Directors of Evergreen. In addition, Mr. Dougan will be entitled to participate for calendar years, beginning after December 31, 1994, in an incentive plan that would provide an annual incentive bonus equal to 30% of his annual base compensation, provided all performance criteria established by the Human Resources and Nominating Committee are satisfied. The Agreement provides for certain other benefits, including participation in all executive benefit plans and arrangements and an automobile allowance. In the event of Mr. Dougan's death or disability, the Agreement terminates immediately and Evergreen is obligated only to pay compensation or benefits actually earned or accrued through such date. If Mr. Dougan's employment is terminated by Evergreen "without cause", he will be entitled to continuation of base salary for the remainder of the Agreement and an annual incentive bonus, prorated through the date of termination, with a minimum of 12 months continuation of base salary and benefits. If Mr. Dougan resigns for "good reason," unresolved to his satisfaction, all matters would be determined through binding arbitration. In the event of the termination of Mr. Dougan's employment following a change in control, Mr. Dougan will be entitled to base compensation for a period of 36 months, in a single lump sum, discounted to present value, bonus payments for the 36 months equal to the average of bonuses paid during the two preceding calendar years; health and life insurance for 36 months at the current level and participation in employee benefits plans, to the extent permitted by law for the 36-month period. For these purposes, a change in control is similar to that described below. See "Change of Control Agreements".

Change of Control Agreements. Evergreen has entered into Change of Control Agreements, with each of the named Executive Officers, other than Mr. Dougan, which Agreements are for an initial term of three years, and renewable periodically annually thereafter at the sole discretion of the Human Resources and Nominating Committee of the Board. See- "Information about the Board of Directors and its committees." The Agreements generally provide that the executive shall be entitled to benefits as described in this paragraph if a change in control as defined in the Agreements occurs during the term of the Agreement and the executive's employment is terminated within two years following the change in control. Benefits under the Agreements include payment of the executive's current salary, for periods ranging from six months to one year. During the same twelve months, the executive is entitled to receive payments equal to the average bonuses paid the executive during the two calendar years preceding termination, health insurance benefits, and participate in employee benefits plans for one year to the extent permitted by applicable law, and is entitled to certain executive recruiting services. For purposes of the Agreements, a change in control is (i) the acquisition by any "person", (as defined by the Exchange Act) in any twelve month period of the aggregate of twenty-five percent of the combined voting power of the company's outstanding securities, (ii) in a period of two consecutive years, a majority change in the composition of the Board of Directors, unless such changes shall have been approved in advance by a vote of the directors then still in office who were directors at the beginning of the period, (iii) the consummation of a merger, consolidation or business combination other than one in which the holders of Common Stock of Evergreen immediately prior to the combination hold securities of the surviving entity representing at least sixty percent of the common stock of the surviving entity, (iv) complete plan of liquidation under a business combination or sale of all or of substantially all of the assets of the Company, or (v) such other situation as the Board of Directors determines constitutes a change in control for purposes of the Agreements.

Pension Plan. Evergreen maintains a noncontributory defined benefit pension plan (the "Pension Plan") covering all full-time, salaried employees who have attained age 18 and have completed at least one year of service and one thousand hours of service during such year. Benefits under the Pension Plan are determined primarily by years of service and the average of the salary during the three highest paid years of an employee's ten final years of employment. The following table sets forth the estimated annual benefits payable upon retirement to persons in the specified salary and years-of-service classifications.


PENSION PLAN TABLE
Years of Service


Final Year    Compensation
Salary        Base        15          20          25          30          35
$125,000      $125,000    $34,494     $45,992     $57,491     $68,989     $68,989
 150,000       150,000     41,807      55,742      69,678      83,614      83,614
 175,000       150,000     41,807      55,742      69,678      83,614      83,614
 200,000       150,000     41,807      55,742      69,678      83,614      83,614
 225,000       150,000     41,807      55,742      69,678      83,614      83,614
 250,000       150,000     41,807      55,742      69,678      83,614      83,614
 300,000       150,000     41,807      55,742      69,678      83,614      83,614
 400,000       150,000     41,807      55,742      69,678      83,614      83,614
 450,000       150,000     41,807      55,742      69,678      83,614      83,614
 500,000       150,000     41,807      55,742      69,678      83,614      83,614


The benefits payable under the Pension Plan are based on an employee's base salary and the amount of any bonus paid to such employee. Non-cash compensation is not considered. Credited years of service through 1995 under the Pension Plan for Mr. Dougan 1, Mr. Crowley 1, Mr. Koenig 10, Mr. Brassel 20 and Mr. Fullerton 13, respectively. The estimated annual benefits reflected in the preceding table have been computed in straight-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts.

Evergreen established in 1995 a Supplemental Chief Executive Retirement Plan (the "Supplemental Plan"), an unfunded, non-qualified benefit plan for Mr. Dougan. The Supplemental Plan provides for the payment of 40% of his eligible compensation as a retirement benefit to Mr. Dougan, reduced by any benefits payable to him under Evergreen's qualified retirement plan. The supplemental benefits are earned by Mr. Dougan upon normal retirement at age 65 or upon a change in control of Evergreen, and they vest on a pro-rata basis beginning after five years of service. The combined effect of the Pension Plan and the Supplemental Plan is that the years of credited service at normal retirement for Mr. Dougan would be approximately 23. The other executive officers are eligible for supplemental retirement benefits relating to compensation in excess of $150,000 annually, which vest on a pro-rata basis beginning after five years of service.

Report of the Human Resources and Nominating Committee

The Human Resources and Nominating Committee of Evergreen (the "Committee") is pleased to present its report on Executive Compensation, describing the components of the compensation program and the basis on which 1995 compensation determinations were made by the Committee.

The Committee's purpose is to hire, develop and retain the highest quality of managers possible. The Committee is principally responsible for establishing and administering the executive compensation program of the Company. These duties include approving salary increases for the Company's key executives and administering both the annual incentive plan and the stock option plans.

Compensation Philosophy and Overall Objectives

It is the philosophy of the Company that executive Compensation be directly linked to continuous improvements in the financial performance and soundness of the Company, including the principal bank subsidiary. The components of the executive compensation program are salary, annual incentive awards, stock options and saving and retirement benefits. The program is designed to: (1) attract and retain competent people with competitive salaries; (2) provide incentives for increased profitability and financial soundness; and (3) align the long-term interests of management with the interests of stockholders by encouraging executive ownership of common stock of the Company.

Compensation Program Components in 1995

The Committee regularly reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance goals of the Company. In determining competitive levels, the Committee used information from five banking industry compensation surveys and other data compiled by the Company's outside compensation consultant, Sibson and Company. The target levels in the Company's incentive plans are linked directly to financial and credit quality performance. The specific elements of the compensation program are set forth below.

-- Base Salary

The base salary was generally established in a range between the 50th percentile (median) and the 75th percentile of a selected group of similarly sized and situated regional banks in the compensation surveys. There is no employment agreement in effect for a minimum base salary for any named executive officer other than the Chief Executive. See "Employment Agreement". Increases in base salaries for the parent company executive officers are approved annually by the Committee. Increases for the executive officers at the bank subsidiary level are approved annually by the Chief Executive, within guidelines established by the Committee.

The Committee completed a review of base salaries in early 1994, and assessed the competitiveness of current salary levels based on an analysis of relevant, independent, market information and, as a result, developed a process for establishing grade levels. The Committee has generally maintained salary increases averaging 4% annually for the named executive officers in the past two fiscal years, including 1995. The Committee intends to provide recommendations for the ongoing evaluation of base salary levels as appropriate.

-- Annual Incentive Compensation

Key executives, including the named executive officers, were eligible for annual incentive (bonus) awards based on the performance of Evergreen against predetermined targets. The annual incentive program provides for payment shortly after the fiscal year being measured. The annual incentive awards are weighted principally on financial performance using a matrix that measures Evergreen actual financial results for net income and return on equity against the goals established at the beginning of each fiscal year. The matrix provides for awards ranging from 30% of a target bonus to 150% of a target bonus, depending on the level of net income and return on equity achieved in the year. At the budget level, the award would be 100% of the target bonus. The Committee may also consider certain qualitative factors in assessing whether to increase the award (as determined by financial performance component) by up to 25% or decrease the award to zero, including the following: the financial soundness of the principal bank subsidiary; the credit quality of the principal bank subsidiary; and non-interest income and non-interest expenses. The resultant award percentage is applied to the target bonus for each key executive. The target bonus for the named executive officers, other than the Chief Executive, ranges from 20% to 25% of their base salaries.

In 1995, Evergreen achieved the targets for net income and return on equity, entitling each of the named executive officers to 100% of their target bonus. In addition, the Committee considered the substantial improvements in the financial soundness and credit quality of the principal bank subsidiary. In particular, nonperforming assets declined from approximately $30 million in 1994 to under $10 million in 1995, a nearly 70% decrease, and the reserve for loan losses improved to a coverage ratio of over 200% of nonperforming loans, a substantial increase from approximately 100% coverage of nonperforming loans in 1994. Consequently, the Committee awarded a subjective bonus that, combined with the financial performance bonus awarded to all of the named exec utive officers, resulted in an incentive award of 125% of the target bonus for each of the named executive officers, ranging from 25% to 37.5% of base salary.

-- Long-Term Incentives

The Committee sets the standards for eligibility to participate in the long-term incentives and defines the performance guidelines and goals that executives must satisfy and reach to receive certain additional compensation as long-term incentives. The Committee has determined that long-term incentives, such as stock options, are the most significant means of providing a competitive, long-term income to key employees. The Committee also believes that Evergreen's long-term goals are best achieved through long-term stock ownership.

The Committee awards the grant of stock options under the Long-Term Incentive Program based on established guidelines for each salary grade level. The exercise price of all options granted under the Stock Incentive Plan is set at 100% of fair market value on the date the option was granted, with a term of ten years, and generally vesting one year from the date of grant.

In 1995, no stock options were awarded to the named executive officers because the Committee believed that it had made substantial awards of stock options in 1994, coinciding with the adoption of the new Stock Incentive Plan. It is anticipated that stock options will be granted annually, beginning in 1996.

Chief Executive Officer's Compensation

The Chief Executive was compensated in 1995 according to a three year employment agreement, approved by the Board of Directors, effective March 7, 1994. The agreement provided for a base salary of $275,000, which was increased to an annual rate of $305,000 in 1995. The Committee believed that the base salary increase was warranted to bring it in line with the median of other comparable financial institutions surveyed by the Company's outside compensation consultant. See "Employment Agreement". The Chief Executive participates generally in all other benefit programs available to executive officers.

The Chief Executive's employment agreement also provided for an incentive payment for each fiscal year of the term of the employment agreement at a target level equal to 30% of his base salary. He is measured against the same performance targets of the other named executive officers. As described above, in 1995, the Company achieved 100% of the financial targets established by the Committee. In addition, the Committee also considered that the Chief Executive's tenure at the Company in 1994 and 1995 led to substantial improvement in the credit quality and financial soundness at the principal bank subsidiary, which was released from a formal agreement with the Office of the Controller of the Currency, and the reinstatement of the common stock dividend at both the bank and the parent company. Consequently, the Committee awarded a subjective bonus that, combined with the financial performance bonus awarded to all of the named executive officers, resulted in an incentive award of 125% of the Chief Executive's target bonus, equal to 37.5% of his base salary.

The Chief Executive participates in the Stock Incentive Plan, and was granted 45,000 stock options in 1994 as part of his employment agreement. In March, 1995, concurrent with the Chief Executive's annual review and salary increase, the Committee accelerated the vesting of the 45,000 stock options, originally scheduled to vest over five years. The one year vesting was believed by the Committee to match the vesting schedule accorded to all of the other executive officers at Evergreen. As with the other named executive officers, no stock options were granted in 1995, but annual awards for the Chief Executive are expected to be granted in 1996 and annually thereafter.

In September 1995, the Company amended the Chief Executive's employment agreement to modify the anti-competitive restrictions in the event that the Chief Executive's employment is terminated upon or following a change in control. In August 1995, the Committee created a supplemental retirement plan for the Chief Executive to address the shortcoming in the Company's existing benefit plans in that the retirement plan does not adequately provide for a high level executive recruited by the Company relatively late in his career. The supplemental plan assures that the Chief Executive would be entitled to 40% of eligible compensation at retirement, less any amounts payable to the Chief Executive under Evergreen's qualified retirement plan, vesting upon his normal retirement or earlier upon a change in control (as defined in the plan) of Evergreen. See "Pension Plan".

Deductibility of Compensation Expenses

Regulations under Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a public corporation for tax years after 1993 for compensation over $1 million for its chief executive officer or any of its four other highest-paid officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The 1995 Stock Incentive Plan was designed to meet the regulations so that stock options made under such plan will be excluded from the deduction limit. No named executive of the Company earned more than $1 million in 1995, and there is no indication that any named executive will earn such amount in 1996. Consequently, Evergreen has not established a formal policy regarding such limit.

Compensation Committee Interlocks and
Insider Participation in Compensation Decisions

The Human Resources and Nominating Committee acts as the Compensation Committee for Evergreen. During the past fiscal year, Mr. Dougan, as Chairman of the Board and Chief Executive of Evergreen, served on that committee. Mr. Dougan is required to excuse himself from any matters dealing with his own compensation, and is not present during the deliberations or voting on any of compensation matters relating to him.

Robert F. Flacke, Chairman
Dean V. Chandler
George W. Dougan
Samuel P. Hoopes
William E. Philion
Walter Urda

Five-Year Performance Graph

The following graph compares the cumulative, five-year, stockholder return on Evergreen Common Stock for the years ended December 31, 1991, through December 31, 1995, assuming a $100 investment in Evergreen on December 31, 1990, and the reinvestment of dividends for the years indicated, to that of the S&P 500 Index and the NASDAQ Bank Stock Index, an average of all bank and thrift institutions that are not owned by holding companies and whose stock is traded on the NASDAQ National Market. Cumulative, five-year, stockholder return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.


Total Return Index Graph


                      1991      1992      1993      1994      1995
S&P 500               $130      $140      $154      $156      $213
NASDAQ Bank Stock      138       209       270       273       396
Evergreen              112       118       114       139       208


Compliance With Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires Evergreen's officers and directors, and persons who own more than ten percent of a registered class of Evergreen's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, Evergreen believes that, during 1995, all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-ten-percent stockholders were complied with, except as set forth in the following paragraph.

Based upon an administrative oversight of the Company, Evergreen's fifteen outside directors and four executive officers did not file Reports on Form 5 in February, 1995, which were required to report small, periodic purchases of Evergreen's common stock in fiscal 1994 through a dividend reinvestment program and also, for the executive officers, through employee stock purchase and stock ownership programs. The aggregate number of share purchases reported late by each insider ranged from 7 shares to 1,664 shares. The purchases were reported on Form 4's filed approximately ten weeks later, in May, 1995. In all of the cases the securities purchased have not been subsequently sold or otherwise disposed of.

Certain Transactions

Directors and executive officers of Evergreen, and certain business organizations and individuals associated with them, have been customers of, and have had banking transactions with, Evergreen in the ordinary course of business. Those transactions may include loans, commitments, lines of credit, and letters of credit. Evergreen uses Cool Insuring Agency, Inc. as the Company's insurance broker for substantially all of its business insurance. Mr. Mashuta, a director of Evergreen, is President and a substantial shareholder in privately-held Cool Insuring Agency, Inc. In 1995, Evergreen expended approximately $500,000 for insurance premiums that were processed through the insurance agency.

All transactions with interested parties were believed to have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not and do not involve more than the normal risk of collectibility or present other unfavorable features. Additional transactions with such persons and businesses are anticipated.

INFORMATION CONCERNING EVERGREEN'S INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick, independent certified public accountants, as independent accountants for Evergreen and its subsidiary for the current fiscal year ending December 31, 1996. KPMG Peat Marwick has served as independent accountants for Evergreen since 1981. KPMG Peat Marwick has advised Evergreen that neither the firm nor any of its partners has any direct or material indirect interest in Evergreen.

A representative of KPMG Peat Marwick is expected to attend the 1996 Annual Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she desires to do so. A representative of KPMG Peat Marwick also is expected to be available to respond to appropriate questions from stockholders.

STOCKHOLDERS' PROPOSALS
FOR 1997 ANNUAL MEETING

Proposals of Evergreen stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by Evergreen at its principal executive offices on or before November 19, 1996, in order to be included in Evergreen's Proxy Statement and Form of Proxy relating to the 1997 Annual Meeting of Stockholders.

OTHER INFORMATION

Proxy Solicitation

This Proxy solicitation is being undertaken by Evergreen. The cost of soliciting Proxies for the 1996 Annual Meeting will be paid by Evergreen. In addition to the solicitation of stockholders of record by mail, regular employees of Evergreen (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Evergreen will also be contacting brokers, dealers, banks, or voting trustees or their nominees, who can be identified as record holders of Evergreen Common Stock. Such nominee or other record holders will provide information concerning quantities of proxy materials and Annual Reports needed to supply such materials to the beneficial owners, and Evergreen will reimburse them for the expense of mailing proxy materials and 1995 Annual Reports to such persons.

Miscellaneous

The management of Evergreen knows of no other matters that are to be brought before the 1996 Annual Meeting. If any other matters come properly before the 1996 Annual Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Evergreen will furnish to such person without charge (other than for exhibits) a copy of Evergreen's Annual Report on Form 10-K for its fiscal year ended December 31, 1995, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Evergreen Bancorp, Inc., 237 Glen Street, Glens Falls, New York 12801, Attention: Kathleen Martinez, Secretary.

By order of the Board of Directors,

Kathleen Martinez
Secretary

March 18, 1996

FORM OF PROXY
EVERGREEN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 1996
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The Undersigned hereby appoints Carl R. Baker, Esq., and John C. Reardon, Esq., or either of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Evergreen Bancorp, Inc. ("Evergreen") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Adirondack Room of the Queensbury Hotel, located at 88 Ridge Street, in Glens Falls, New York, on April 16, 1996, at 10:00 a.m. local time, or any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

The Board of Directors Recommends a Vote "For" the Following Proposals:

1. Election of Directors: Authority for the election of six directors to serve until the 1999 Annual Meeting of Stockholders: John W. Bishop, Michael
D. Ginsburg, Robert F. Flacke, Joan M. Mannix, Anthony J. Mashuta, and Paul
W. Tomlinson

INSTRUCTION: To withhold authority to vote for any individual nominee(s), list name(s) below:

---------------------------------------------------------------
FOR [ ]              WITHHELD [ ]

2. In their discretion, such attorneys-in-fact and proxies are authorized to vote such other business as may properly come before the meeting.
FOR [ ]        AGAINST [ ]          ABSTAIN [ ]

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSAL 1.

-----------------------------------------
SIGNATURES OF STOCKHOLDERS

DATE_____________________________________

NOTE: You are requested to complete, date, sign and return this proxy promptly. All joint owners must sign. Persons signing as executors, administrators, trustees, corporate officerss, or in other representative capacities should so indicate.

PLEASE MARK, SIGN ABOVE, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED